Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

FSTC - Q1 2005 Fastclick, Inc. Earnings Conference Call

Event Date/Time: May. 05. 2005 / 5:00PM ET

THOMSON | streetevents@thomson.com | 617.603.7900 | www.streetevents.com

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

CORPORATE PARTICIPANTS

Kurt Johnson

Fastclick - Chief Executive Officer

Fred Krupica

Fastclick - Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Krista Borrals

Thomas Weissel Partners - Analyst

Peter Treadway

TracerCapital - Analyst

Yusef Scoley

Jefferies & Co - Analyst

Ben Atkinson

Gagnon Securities - Analyst*

Justin Baldoff

Citadel Investment Group - Analyst

PRESENTATION

Operator

Ladies and gentlemen, please continue to stand by. The Fastclick first quarter earnings conference will begin in a few minutes. Good afternoon, ladies and gentlemen, and welcome to the Fastclick first quarter earnings call.

[Operator Instructions]

I would now like to turn the conference over to Mr. Fred Krupica, Chief Financial Officer. Please go ahead, sir.

Fred Krupica - Fastclick - Chief Financial Officer

Thank you, operator. Good afternoon and thank you for joining us today on the first quarter 2005 earnings call for Fastclick. I’m Fred Krupica, chief financial officer. This call is also being broadcast over the web and can be accessed in the Investor Relations section of the company’s website at www.fastclick.com. With me on today’s call is Kurt Johnson, chief executive officer.

We’d like to remind you that during the course of this conference call Fastclick’s management will make forward-looking statements, including predictions and estimates that involve a number of risks and uncertainties. Including statements as to the plans and objectives of the management for future operations, and statements as to the company’s future economic performance, financial conditions or results of operations.

These forward-looking statements are not historical facts, but rather are based on the company’s current expectations and beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks,” and “estimates” and variations of these words, and similar expressions, are intended to identify forward-looking statements. Actual results may differ materially from any future performance suggested in the company’s forward-looking statements. We refer you to the company’s SEC filings, including its registration on Form S-1, for important risk factors that could cause actual results to differ materially from those contained in any forward-looking statements.

The company takes no responsibility to update these forward-looking statements based on changes which occur after this conference call. A replay of this call will be available on the Investor Relations section of our web site later this afternoon. And now I’d like to turn the call over to Kurt Johnson, Fastclick’s Chief Executive Officer.

Kurt Johnson - Fastclick - Chief Executive Officer

Thanks, Fred. I’d like to welcome everyone to the Fastclick March 2005 quarterly earnings call. I’m really excited to be conducting our first earnings call as a new public company, and sharing the exceptional results we achieved during the period. I will briefly cover the results of the first quarter and discuss some of the key elements of our business and what really sets us apart from our competitors. Then I will outline our key objectives for 2005, and share our plans for continued growth, and higher levels of profitability. Fred will then provide more details on our financial results and forward guidance.

I’m proud to say that we had a tremendous start to the year, where we exceeded even our own internal expectations on all levels. First of all, we continued the robust and impressive growth of our business by delivering another quarter of record revenues, bringing our track record now to nine consecutive quarters in which we have grown our business to consistently higher levels. In fact, we have continued to build demand from our expanding customer base and have significantly increased the size of our advertising network to a level where we have grown through any seasonality that our industry, and many of our competitors normally experience in the first quarter.

For the first quarter of this year we have increased our revenue a full 80% year over year, to $19.6 million without the help of any acquisitions. We believe this level of organic growth reinforces our competitive position and underscores our track record of taking market share within the industry.

While we have executed on an aggressive growth plan over the past year and a half where we have literally tripled the number of employees, made greater investments in our technology development, and built out the infrastructure of our organization to become a public company, we were still able to grow the profitability of our business. We have continued our history of exceptional profits, dating back to the start of our company in 2000, by delivering an adjusted EBITDA profit of $2.4 million in Q1.

Our network growth has been a huge success story for this past year. In fact, Fastclick’s network grew to become the second largest online media property, ahead of Yahoo, AOL, and MSN - according to comScore Media Metrix’s March 2005 Ad Focus report.

The size and reach of our network gives us a significant competitive advantage, as we finished the quarter with more than 9,000 web sites in our network, and a record 8.8 billion ad impressions delivered in the month of March. The Fastclick network now reaches more than 119 million unique Internet users in the United States. To put that into perspective, we reach more people than the Wall Street Journal, the New York Times, the L.A. Times, USA Today, Fortune, Forbes, Money Magazine, TV Guide and the number one shares on NBC, CBS, and ABC, all combined. We’re very proud of that accomplishment and look forward to building on the success. So, make no mistake about it: Fastclick is a major media franchise.

I want to give you more background on our business model and what really makes us unique in this market but first let me be absolutely clear about what we are not. Fastclick is not a temporary arbitrage model that will be squeezed out of the industry as market prices change. We are definitively a substantial media network that has consistently provided superior value to both our advertisers and publisher partners, through our advanced technology over the past 5 years, all the while driving incredibly stable and growing profitability.

Secondly, Fastclick is not in the spyware business. In fact, we have historically taken and will continually take extreme measures to insure both our advertisers and our publishers adhere to our strict terms and conditions that protect the Internet user from this practice.

Now let me share with you some of the specific elements of our business that really set us apart. We’ve combined one of the largest media properties today with best-in-class advertising technology to create a virtual marketplace where we control millions of transactions between advertisers, publishers, and Internet consumers. And, what makes us totally unique and different is that we utilize the most advanced algorithms with a closed loop tracking system to consistently and significantly drive higher returns to our advertisers while simultaneously increasing the value of our publishers media through intelligent ad delivery.

Now if that sounds a bit complex, you’re right. It actually is. When you think about the fact that we are optimizing over 8 billion ads each month across 9,000 websites, reaching 119 million Internet users - this a very complex and challenging task. Nobody in the industry does what we do and certainly nobody does it in the same scalable automated fashion. However, we have mastered this process and we have developed the proprietary technology to do so. In fact, when you look at the lift our optimization engine has on campaign performance, we’re able to increase conversion rates from campaigns from 60 to 70%, which is dramatic, especially if you think about advertisers trying to extract any meaningful lift they can get.

This level of sophistication and performance is something we’re extremely proud of. Our technology team has done an outstanding job refining our system and architecture during the past quarter, to deliver greater results at even higher volume levels. Because of this performance and scalability, I’m pleased to say that we have retained 100% of our top 100 customers this past quarter.

I’ll now take a moment to walk through the market opportunity and how we capitalize on the very favorable growth trends of our industry. We continue to be very bullish about our business model and the fact that we are well positioned to capture an increasing share of the forecasted $11 billion online advertising market for 2005, which is expected to grow more than 20 percent annually over the next 5 years. We continue to plan on taking market share and are confident we will grow faster than the overall sector during this period of time. Our confidence stems from the fact that, unlike some of our competitors, we maximize advertiser ROI by constantly monitoring and automatically adjusting, campaign performance to meet specific targeted customer acquisition costs. And since our technology is designed from the ground up to maximize ROI, by optimizing to that very cost, we are confident in our ability to gain a larger percent of our customers’ advertising budget.

In the same fashion, we are simultaneously increasing the value of our publishers’ media by automatically matching the right advertiser with the right site in our network. As such, our publishers are experiencing greater media value and monetizing a greater percent of their traffic than what they might otherwise experience in the overall marketplace. Further, as our network becomes larger and larger, our technology optimizes at higher levels of performance, and our ability to fill available publisher inventory at higher prices increases. This network effect that we create really works to our advantage and creates sizable barriers against our competition.

In 2005 we have established some core objectives that you will see us deliver on during the balance of the year. First and foremost, we plan to expand our core Ad Network business to higher levels of growth and market penetration. We are successfully achieving that goal, as evidenced by the extensive size and reach of our publisher network. Our challenge, which is also a significant opportunity for greater revenue, is to fulfill a higher percent of the available inventory our publishers allocate to us. I’ve given our new strategies that we are developing and rolling out the next couple of months - we are confident that we can drive greater topline growth and fully leverage the opportunity we have with our existing publisher base today.

Secondly, we are continuously expanding the types of ad formats available on our network. You may have seen that we announced the launch of our Text Ad format this week, which has already become one of the most rapidly adopted formats by our publisher network. This, along with other forms of rich media, will offer our customers an even greater choice for their online marketing needs.

We also are enhancing our core technology platform to offer even more forms of targeting, campaign optimization, and control for our advertisers and publishers to continuously improve their returns and further raise the bar within the industry.

In the beginning of the quarter we also will be launching our much anticipated search optimization product.  Much like we create superior value in optimizing display advertising, we have leveraged our core competency and technology to optimize paid search traffic across tier 1 and tier 2 search engines. With this advanced technology, we will drive significantly higher returns for our customers from the growing search market. Currently we are in beta phase and will formally launch this exciting new product in early Q3,

We also plan to invest significantly in our sales and marketing organization during the year, to increase our customer base, and to penetrate the numerous industry verticals that we haven’t even touched today. We plan on increasing our quota carrying reps from only 15 today, to between 30 and 35 by year end.

Our expanding sales force and knowledgeable account management team has done an outstanding job in expanding our customer base to over 450 advertisers in Q1 and have successfully executed on our revenue diversification initiatives. Some of the key clients we have brought on board this past quarter include Verisign, Hewlett-Packard, the New York Times, Procter and Gamble, Vonage, and Xerox.

As I mentioned earlier, and as evidenced by many of the initiatives we are executing on, Fastclick is very much in a reinvestment mode. We think to do otherwise is short-sighted and ignores the vast opportunity the emerging online advertising market represents today. However, we’re also very focused on balancing this growth with a drive to higher levels of profitability. To that end we are managing our business to yield even greater levels of operational profits in the later part of 2005 and more so as we continue to grow our business in 2006.

I will now turn the call over to Fred, who will share with you the details of our financial results.

Fred Krupica - Fastclick - Chief Financial Officer

Thank you, Kurt, and again thank you everyone for joining us this afternoon. As Kurt reported, our first quarter 2005 revenue was $19.6 million an 80 percent increase compared to the $10.9 million in the first quarter of 2004, and the 3 percent sequential increase from the fourth quarter of 2004.

Our growing list of advertisers helped us work through the typically seasonal first quarter to post our ninth consecutive quarter of revenue growth. Adjusted EBITDA, which excludes stock-based compensation, was $2.4 million for the first quarter of 2005, an increase of approximately 20 percent from the $2.0 million for the first quarter of 2004. Net income for the first quarter of 2005 was $0.9 million, or $.06 per diluted share, compared to $1.8 million or $.17 per diluted share in the first quarter of 2004.

To get a true comparison of net income Q1 05 versus Q1 04, you have to consider two points. First, there was no stock-based compensation in Q1 04. Secondly, Fastclick was an S corporation in Q1 04 - a nontaxable entity for federal income tax purposes, and a very low state tax rate. As a result, Q1 04 net income benefited from that lower 2.3 percent tax rate, due to the company’s S corporation status at that time. On September 27, 2004, Fastclick revoked its subchapter S corporation status and began operating as a C corporation, a fully taxable entity for both federal and state income tax purposes.

The GAAP effective tax rate in Q1 05 came to 42.8 percent and is applied to GAAP income before income taxes, which includes the cost of stock based compensation, a non-cash and a non-deductible item. Gross margin was 34.5% for the first quarter of 2005, compared to 32.4 percent in Q1 04, an increase of 210 basis points.

The growth in gross margin was largely due to the growth in revenue from performance-based cost per action campaigns which approximated 20 percent of total revenue in the first quarter of 2005, compared to less than 5 percent of total revenue in Q1 04.

Looking at some of the details as to our operating expenses: Sales and marketing expenses came to $2.5 million, or 12.5 percent of revenue in the first quarter of 05. We expect sales and marketing expenses to range between 11 to 13 percent of revenue in 2005, as we expand our resources to grow our customer base of advertisers.

Technology expenses came to $0.6 million, or 3.1 percent of revenue in the first quarter of 2005. As we invest in enhancing our existing technology and developing new products, we expect technology and product development to slightly increase over time and range from 4 to 6 percent of revenue during the year.

G&A expenses came to $1.6 million, or 8 percent of revenue, as we added additional administrative personnel in our transition to a public company. We expect to see an increase in the absolute dollar of G&A as we incur costs to comply with Sarbanes-Oxley, increasing audit related fees, and other public company costs, but we expect G&A to decrease as a percent of revenue, as revenue ramps and to range from 4 to 6 percent during 2005.

Stock-based compensation in the quarter was $0.7 million.

Now let me look at a few items on the balance sheet. Cash, cash equivalents, and short-term investments ended the quarter at $18.5 million, and we have no long-term debt.

On April 6 we completed our initial public offering and received the proceeds from our successful IPO. As of today we currently have cash, cash equivalents, and short-term investments totaling more than $80 million.

Accounts receivable came to $10.6 million as of March 31st, with DSOs at 48 days, within the range of our expectation of 45 to 50 days, compared to 42 days at December 31st 2004.

We are very pleased with the strong results for the first quarter of 2005. Moving forward, we expect to see strong revenue growth for the full year of 2005. The company expects revenue to grow and be in the range of $88 million to $92 million for the full year of 2005. Adjusted EBITDA is expected to be in the range of $12 million to $13 million for the full year 2005.

Fastclick expects total revenue for the second quarter of 2005 to be in the range of $20 million to $21 million. Adjusted EBITDA is expected to be in the range of $2.4 million to $2.6 million for Q2 05.

Now I will turn the call back over to Kurt for some additional comments and then we can open the call to questions.

Kurt Johnson - Fastclick - Chief Executive Officer

Thank you, Fred. The Fastclick organization has done an outstanding job across the board this past quarter. We grew revenue 80 percent year over year, with no help from acquisitions. We overtook Yahoo to become the second largest online media property and we delivered great profitability while significantly investing in our business to fuel greater revenue growth and profits going forward. Even better, as a public company, we have all the elements necessary to continue our rapid growth and are confident in our ability to evolve our company into an even more dominant player in this attractive growing market.

That concludes our formal presentation and at this point we’d like to open up the call for your questions.

QANDA

Operator

Thank you. Ladies and gentlemen, at this time we will begin the question and answer session.

[Operator Instructions]

Our first question comes from Yusef Scoley(ph) with Jefferies & Co. Please go ahead.

Yusef Scoley - Jefferies & Co - Analyst

Yes thank you very much, Fred, you said that 20 percent of total revenues was CPA based. Does that mean that 80% was CPM? If you can, just give us the growth in revenues from both segments. Second, there’s been a lot of rumblings about Spitzer’s suit against Intermix. And the so-called adware spyware. Kurt, I heard your comments earlier but I was wondering how do you protect against your partners using adware? Is it that transparent that you can actually even know that they are doing it? And I have a follow-up.

Kurt Johnson - Fastclick - Chief Executive Officer

Let me take the spyware issue first, and then Fred can get into the CPA product mix percentages. In terms of how we police our network and the steps and measures that we have taken to ensure that we are protecting the Internet consumer’s rights - first of all, we have specific terms and conditions which our advertisers adhere to and publishers have to adhere to in order to do business with us. We are constantly monitoring our network to look at sites, not only to see how they have changed their content, perhaps, to ensure that the quality of the content is at the level that we want to maintain for our network and certainly improve it as well; but also we’re looking at, what are their practices they are using on their end? Similarly we’re looking at advertisers as well.

One of the steps that we had taken when this industry started seeing the emergence of the spyware activities is what is called the drive-by downloads, where certain creatives in a campaign were using active-x type software to launch those spyware unannounced to the Internet user. So we have absolutely banned the use of active-x type media or creative on our network to ensure that we are doing our part to the extent we can in protecting the Internet consumer.

Fred Krupica - Fastclick - Chief Financial Officer

Yusef, with respect to your question about the growth in CPA-based performance campaigns, it really was about 5 percent of revenue in the first quarter of 04 and ramped throughout 04 quarter over quarter. We’re really focusing on expanding that - in this case we pay our publishers primarily on a CPM basis. We pay our advertisers based on a CPA basis, thereby capturing an increasing gross margin for Fastclick. So we’re focusing on expanding it over time. Of course we’re always working with our advertisers to support them on whatever their pricing model would be, but it is increasing over time and our focus is to grow that.

Yusef Scoley - Jefferies & Co - Analyst

What is the percentage of pop-unders of the total ad format in the quarter? And if you could just touch on your view of Google’s ad network under development right now and how you guys are positioned against it.

Kurt Johnson - Fastclick - Chief Executive Officer

In terms of the popunder percentage of total revenue, we have been actively managing that down. As much as we don’t want a concentration of any one advertiser or any one publisher, we don’t want a concentration of any one ad format to better diversity and minimize the risk to our overall business. So we’ve been able to successfully bring that down over the past year and a half to where in Q1 the percentage of total revenue represented about 40 percent from the pop under format, and we plan certainly to bring that down further and further

And in terms of our competitive position and view of Google entering into our market, there’s a couple of things I’d like to clarify. First of all, there’s a misconception in the overall market that firms like us are competing for a finite set of publisher inventory. In fact, the opposite is actually the case. Over the past two years, as we have seen the re-emergence of online advertising, we’ve also seen an increasing amount of publisher inventory in the marketplace. In fact, in Q1 we had a record number of publishers, over 7,000 publishers apply to be accepted into our network, of which we only accept about 20 to 25 percent. So, it’s a very dynamic, very fluid market. The greater the demand is, you’ll see inventory rise up to meet that demand.

Secondly, we’ve been effectively in competition with Google for the past two years as they’ve launched their Ad Sense program, and our job is to maximize the amount of revenue that we’re driving for our publishers for every amount of space that they are allocating for us on their web sites. And I think we’ve done a pretty good job of that relative to Google if you look at the penetration they’ve had across our network. Today, less than 20%of our publishers utilized the Ad Sense program and what that tells us is our technology is doing exactly what it’s designed to do - not only optimize ROI for the advertiser, but to optimize and maximize revenue for our publishers. We’re very confident of our ability to compete going forward.

Operator

Our next question comes from Krista Borrals (ph) with Thomas Weissel Partners. Go ahead.

Krista Borrals - Thomas Weisel Partners - Analyst

A couple of questions, first, you’ve mentioned 8.8 billion impressions in the month of March. Could you give us a sense for the whole quarter or even just what the growth rate and the volume was, and then giving some color around that, how much was really to new formats for people? I don’t think you had the half page or the rectangle in the first quarter of 04, and obviously you added the text-based ads. So just give some color around your volume statistics. As well, some pricing statistics as well. And then, beyond that you guys mentioned that you added some sales force. I was wondering if you could give us your head count ended up in the quarter and what your head count should be by year end.

Kurt Johnson - Fastclick - Chief Executive Officer

In terms of the impression question, we did do 8.8 billion in March and then for Q1 as a whole we did 23.5 billion impressions that were delivered through our network. One of the things that we look at in the strategy that I mentioned in the formal presentation was to be able to fill a greater percentage of the available inventory from our publishers. So what that effectively means is that available inventory is going to be priced naturally in the market at a lower CPM price. So our cost of doing business with our publishers is extremely minimal. It behooves us to be able to monetize our inventory in a better fashion, which our technology does, and drive greater absolute revenue for our publishers.

As we go forward and execute on those strategies, given that approach, and given a change in format product mix, our average CPM rates are going to be fluctuating up and down. I think to get any kind of visibility and put some type of benchmark measurement on CPM relative to the success of growth of our network is somewhat misleading, given that formats shift mix going forth.

Fred Krupica - Fastclick - Chief Financial Officer

Krista, with respect to your second question in terms of headcount, we were at 88 total at the end of 2004 and our expectations are probably going to grow to between 130 and 140 by the end of 2005.

Specifically relating to the sales headcount, we had about 15 reps and I think we passed along in our briefing our expectations are to grow that over time to about 30 to 35. And it’s going to be spread out to a number of different offices. We’re opening an office in New York; our plans are there. We’re already in Los Angeles and we’re also expanding in San Francisco. So we’re covering the U.S. and we feel that that’s an adequate number for us to serve our customer base.

Kurt Johnson - Fastclick - Chief Executive Officer

And that employee headcount growth is coming off of a base of 103 at the end of Q1 to date.

Krista Borrals - Thomas Weisel Partners - Analyst

And just on the competitive front, Ad.com had obviously been the larger player but now they’re within the confines of AOL. I was wondering if you could comment generally about the competitive environment with the other performance media players; i.e., has Ad.com receded a bit now that they’re part of AOL and new entrants (a la Aquantive) become more noticeable?

Kurt Johnson - Fastclick - Chief Executive Officer

Yes, I would say given the barriers to entry in this business, you’re always going to have people coming in to the industry and certainly given the attractiveness and the dollars that have been migrating online, it’s going to attract a lot of players. We look at companies like Ad.com and Aquantive as really creating a lot of cooperation.

For example, Ad.com, they actually are a customer of ours to a certain degree in that they buy inventory from our network. For a company like Aquantive, their Avenue A division is a great customer of ours, buying inventory from our network as well. But in terms of any company out there that’s specifically in the performance based category, nobody has the same level of technology that we have. Nobody’s been able to consistently focus on that ROI-based performance result as we have. So we think we have a real head start in that category.

Operator

And our next question comes from Ben Atkinson (ph) with Gagnon Securities. Please go ahead.

Ben Atkinson - Gagnon Securities - Analyst

Thank you for taking the question, could you help us understand a little bit more what the paid surge optimization product can do for you in terms of perhaps the additional market that you’re addressing and revenue opportunities there and margins? And then also, your G&A was 8 percent this quarter; you’re saying if you get down to 4 to 6 percent — could you help us understand what bumped it up so much in the first quarter?

Kurt Johnson - Fastclick - Chief Executive Officer

Why don’t I talk about the paid surge question and Fred can talk about the G&A expense. In terms of that product that we’re rolling out in the first part of Q3, this has been a product that many of our advertisers have actually requested us to develop with them. On average our customers that are using search are spending about $200,000 per month, in that area. So it’s a very large and growing adjustable market for us.

So what we have effectively done has been leveraging our ROI, our optimization technology to optimize paid search. And this is done in a very automated fashion. It’s done with a closed loop tracking system so our advertisers are specifically seeing what the return is from key words, or combination of key words that they may not otherwise look at or may overlook in terms of their online search campaigns. So essentially we’re extracting the efficiency out of the marketplace by being able to optimize to a back end customer acquisition cost in the area of paid search. So that really opens up a whole new category of customers for us, in addition to addressing the needs of our current customers.

In terms of margins and revenue, we have some of that factored into our forecast for the year, but I’d like to see a little bit more traction after we get that launched before I can give you more color in that area.

Fred Krupica - Fastclick - Chief Financial Officer

Ben, with respect to your question on the G&A, it’s primarily us rounding out the administrative staff. We focused on recruiting finance and administrative personnel across the board, including myself and a new VP, finance controller, and other staff, in the anticipation of becoming a public company. Also there are some facilities costs that are increasing for the expansion that we have.

Ben Atkinson - Gagnon Securities Analyst

Your G&A for the quarter was a little less than a million-six. So we would expect that to flatten out for the rest of the year? Or is that too aggressive?

Fred Krupica - Fastclick - Chief Financial Officer

That’s a little too aggressive. I would expect it to bounce around a little as we go on, but I would say within the range of 4 to 6 percent for the whole year, that’s what we have as a goal.

Operator

Our next question comes from Peter Treadway (ph) with TracerCapital, please go ahead.

Peter Treadway - TracerCapital - Analyst

I know you probably hate this question by now, but on the adware and spyware stuff, can you define - I’m confused how adware differs from spyware. You just used the word spyware on your call. And are you distinguishing between the two? As I understand it, adware has to do with client software. I was wondering if you use client software as a way to distribute your ads.

Kurt Johnson - Fastclick - Chief Executive Officer

I think the way we look at that whole market, Peter, is spyware is a type of desktop application that’s downloaded without the user’s permission and makes it a complicated process to uninstall that type of software. There’s a lot of misconception in the industry where adware and spyware lump together. Adware, I think there’s some legitimate applications out there, such as a desktop search tool that, for example, Google offers in the marketplace. That provides some real useful utility to the Internet consumer. The consumer is fully aware that they are downloading that and actually willingly putting that on their computer because they are getting some value out of that. There might be certain categories of that type of desktop application that operate on a very ethical, above the board level.

We typically have the distribution through our network across traditional publisher websites. So, in terms of anything associated with adware or spyware, that really doesn’t represent or characterize the business we’re in today.

Peter Treadway - TracerCapital - Analyst

So the 40%, that’s pop under related - that doesn’t have to do with adware?

Kurt Johnson - Fastclick - Chief Executive Officer

That’s correct.

Operator

The next question comes from Justin Baldoff (ph), with Citadel Investment Group. Please go ahead.

Justin Baldoff - Citadel Investment Group - Analyst

Thanks for taking the question. Kurt, I’m wondering if you could elaborate on your comment in the first part of the call about the increase in conversion rates that some of your advertisers are getting from you. You said 60 to 70%, I’m not sure if I heard correctly.

Kurt Johnson - Fastclick - Chief Executive Officer

That’s correct, Justin. You go back in the history of our company. We founded our company based on this advanced technology that’s really been the fuel for growing our network as much as we have, and as rapidly as we have, by driving value for our publishers. But equally important we have been driving value for our advertisers. So, through that intelligent ad delivery we’re effectively only showing an advertiser the right demographics coming from the right Internet sites, that are actually converting for them and becoming valuable customers or valuable prospects. So because of that intelligent ad delivery we have effectively taken the guesswork out of online advertising and only showing them the kind of traffic from their campaign that actually works and converts for them at the right price points.

As such, we’ve been able, certainly for our top customers, to see that list of about 60 to 70 percent in terms of the performance of their campaign, in an optimized campaign versus an unoptimized campaign.

Justin Baldoff - Citadel Investment Group - Analyst

That leads me to a follow up question which is, could you help us understand your competitive position in the market a little better. Whether or not you believe you gained or lost market share in the first quarter. And then, as you look out, for the rest of the year in your revenue guidance, if you have made any assumptions there about market share gains.

Kurt Johnson - Fastclick - Chief Executive Officer

When I look at market share, I look at it on both sides of the equation. How well are we growing our network so we’re competing for that available publisher inventory, and then how well are we growing our advertising side in terms of bringing on new advertisers and certainly seeing an increase in the percentage of budget that they’re allocating to our media network. So, as we have shared with you, our numbers for the publishers’ side have been extremely attractive.

Being the second largest online media property, according to the Media Metrix Ad Focus report of March, we’re actually taking more and more market share against other competitors that utilize the publisher base that we do in terms of having that as their base of business. And in terms of the advertisers’ side we look at effectively what kind of growth rates have we seen from those advertisers and how well have we continued to take market share over all.

I think with the expansion of our sales force and going into these key markets, and developing the relationships with agencies in those highly agency-centric locations such as New York, San Francisco, and to a certain extent Los Angeles and Chicago, we are going to be developing more relationships with a lot of key industries that we really don’t do business with today.

Historically the company has really grown organically and via word of mouth. It’s only been this past year that we’ve started to put the coals to the fire and really ramp up our organization and grow and capitalize on the opportunity that we have in the marketplace.

Justin Baldoff - Citadel Investment Group - Analyst

In terms of growing the network, I think you mentioned over 9,000 publishers in the network today. You also mentioned that you only accept about 20 to 25% of the publishers that actually apply to get into your network. Do you feel that there’s a chance you’re being too conservative in allowing your network to grow?

Kurt Johnson - Fastclick - Chief Executive Officer

Many people in the industry, many of our competitors might think that, but our focus is to maintain the quality of our network. It’s not just about quantity, it’s about quality as well. We want to make sure that we have the right media that’s driving the right audiences, converting attractively for our advertisers. And ensure that the content of those publishers that bring to our network is extremely appropriate to our advertiser base.

So yes, we’re being very strict, but in the long run we think that’s the right approach.

Operator

At this time I show no further questions. I’d like to turn the conference back over for any concluding comments.

Kurt Johnson - Fastclick - Chief Executive Officer

We want to thank you for your participation in our first public company quarterly call and definitely look forward to next quarter when we share with you our further results. Thank you very much.

Operator

Thank you; this concludes the Fastclick first quarter earnings conference call.

[Operator Instructions]

Thank you for participating in today’s conference and you may now disconnect.

5/8/2005 8 of 11 20050505BEC.doc

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